LifePoint Hospitals, Inc.

Restricted Stock Unit Award Agreement

Grant Number  ____________

This Agreement is made and entered into by and between LifePoint Hospitals, Inc. (the “Company”)  and ____________ (the “Participant”) in connection with a Restricted Stock Unit Award under the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan (the “Plan”) that was made on the ____________ (“Date of Grant”).

The Participant is an employee of the Company or a Subsidiary and has been granted a Restricted Stock Unit Award that is described herein. In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of this Award:

1.            Restricted Stock Unit Award.

(a)            Subject to the terms and conditions set forth herein, the Company has granted to the Participant ___________ Restricted Stock Units (the “Award”), subject to adjustment as provided in Section 3.2 of the Plan. Each Restricted Stock Unit represents the Company’s unsecured obligation to issue a share of Common Stock to the Participant in accordance with the terms and conditions of this Agreement.

(b)            Subject to the continued employment of the Participant with the Company or a Subsidiary, and except as provided below, this Award will become vested and no longer subject to forfeiture with respect to one-third of the Restricted Stock Units on the first anniversary of the Date of Grant, with respect to two-thirds of the Restricted Stock Units on the second anniversary of the Date of Grant, and will be fully vested on the third anniversary of the Date of Grant.

(c)            Notwithstanding any other provision of this Agreement, the Award will become fully vested upon the death or disability of the Participant, under the circumstances described in Section 13 of the Plan upon the Change in Control of the Company, or in accordance with subsection (d) below.  For purposes hereof, “disability” shall have the definition described in section 409A(a)(2)(C) of the Code.

(d)        If the Participant terminates employment with the Company or a Subsidiary after attaining age 62 and completing at least five (5) years of continuous employment with the Company or a Subsidiary, this Award will continue to vest pursuant to the schedule set forth in subsection (b) above; provided, however, that, during the period (the “Restricted Period”) beginning on the date the Participant terminates employment (the “Retirement Date”) and continuing until the date the Restricted Stock Units are fully vested pursuant to the schedule set forth in subsection (b) above, the Participant agrees that he will not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly or indirectly, engage in a Competitive Activity (as such term is hereinafter defined).  If the Participant fails to comply with this provision, the Participant will forfeit any unvested Restricted Stock Units as of the date the Participant violates this provision.  As used in this Agreement, the term “Competitive Activity” shall mean and refer to: any person or entity (including their successors (including any successor(s) that results from any business combination, sale or merger), assigns and transferees, whether by operation of law or otherwise) that, whether on the Retirement Date or at any time within the Restricted Period, derives more than fifty percent of its revenues from one or more non-urban acute care hospitals (and associated outpatient healthcare facilities) (together, a “Non-Urban Hospital”).  Nothing in this subsection (b) shall prohibit the Participant’s ownership of stock in any publicly held company (other than the Company) listed on a national securities exchange or whose shares of stock are regularly traded in the over the counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company.

(e)      Except as provided in subsection (d) above, if this Award is not fully vested upon the termination of Participant’s employment with the Company and its Subsidiaries, the unvested portion of this Award shall be immediately forfeited to the Company, unless such termination is due to death or the disability of the Participant.

2.         Issuance of Common Stock.  As soon as practicable after each of the first three (3) anniversaries of the Date of Grant, or upon the Participant’s death or disability or the occurrence of a Change in Control that is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as defined in Code Section 409A(a)(2)(A)(v) and using the default percentages of the treasury regulations thereunder) (each, an “Issuance Date”), whichever is earliest, but in any event no more than sixty (60) days thereafter, the Company will issue in the Participant’s name one share of Common Stock for each Restricted Stock Unit vested in accordance with Paragraph 1 above as of the Issuance Date (subject to any reductions for tax withholdings or otherwise to the extent permitted under the Plan or pursuant to this Agreement).  Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall any shares of Common Stock be issued upon the occurrence of a Change in Control that is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as defined in Code Section 409A(a)(2)(A)(v) and using the default percentages of the treasury regulations thereunder).

3.        Transfer of Award. Except for transfer by the Participant of his or her rights hereunder upon death pursuant to a will or by the laws of descent and distribution, this Award is not transferable and the Participant may not make any disposition of the Award or the Restricted Stock Units described herein, or any interest herein, prior to the date(s) that the Company has issued shares of Common Stock to the Participant in accordance with Paragraph 2 or the Plan.  As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.

4.         Tax Withholding.  Subject to the requirements of section 16(b) of the 1934 Act, and pursuant to Section 15.4 of the Plan, any tax withholding obligation of the Company arising in connection with this Award, and/or the lapse of restrictions with respect hereto, shall be satisfied by the retention of shares of Common Stock issuable pursuant to this Award that have a then-current Fair Market Value equal to the amount of taxes that are required to be remitted to the applicable taxing authorities calculated using the applicable supplemental wage withholding rate.

5.         No Stockholder Rights or Dividends.   Until shares of Common Stock are issued to the Participant pursuant to Paragraph 2 hereof, the Participant shall not be entitled to any of the rights or benefits generally accorded to stockholders, including, without limitation, the receipt of dividends.

6.            No Effect on Capital Structure. This Award shall not affect the right of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

7.            Committee Authority. The full discretionary authority delegated to the Committee under the terms of the Plan, including Section 4, includes the authority to: (i) determine any question concerning the interpretation of this Agreement, (ii) make any required adjustments to this Award, (iii) determine if the conditions stated in the Plan and Agreement have occurred with respect hereto; and (iv) provide for the accelerated vesting of the Restricted Stock Units at any time and for any reason. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion.  Such decisions by the Committee shall be final and binding on all persons.

8.            Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of this Agreement and as the Plan is amended from time to time. A copy of the Plan and all amendments thereto has been previously provided to the Participant, and is made a part hereof as if fully set forth herein. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. For purposes of this Agreement, the defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires. The term “Section” generally refers to provisions within the Plan. The term “Paragraph” generally refers to a provision of this Agreement.

9.            Notice. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the Company’s office at 103 Powell Court, Suite 200,  Brentwood,  Tennessee 37027, or at such other address as the Company may designate by notice to the Participant. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

10.            Information Confidential. As partial consideration for the grant of this Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

            11.            Amendment. The Company, acting through the Committee or through the Board, may amend this Agreement at any time for any purpose determined by the Company in its sole discretion that is consistent with the Plan. All amendments and waivers must be in writing. The Company may not amend this Agreement, however, without the Participant’s express agreement to any amendment that would adversely affect the material rights of the Participant hereunder.

12.            Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Delaware.

            13.            Section 409A of the Internal Revenue Code.  The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant.  Notwithstanding any provision in the Plan or this Agreement to the contrary, to the extent it is determined that any payments under this Agreement constitute “deferred compensation” under section 409A of the Code that is payable on the Participant’s “separation from service” (as defined in section 409A of the Code), and that Participant is a “specified employee,” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under section 409A of the Code, the timing of such payments shall be delayed until the earlier of six months and one day after the Participant’s separation from service or the date of the Participant’s death, at which time the Company shall issue to the Participant all shares that the Participant would have otherwise received through the delayed payment date.

            In Witness Whereof, the Company has adopted this instrument as the Agreement to govern the terms of the Award described herein. The Participant acknowledges and consents to the terms of this Agreement by accepting the grant of this Award and/or by signifying acceptance electronically through the administrative system adopted by the Company.

 LifePoint Hospitals, Inc.

Executive Vice President, Chief Administrative Officer